Immediate Release
Contact: Ken Lamb
248.754.0884

BORGWARNER REPORTS SECOND QUARTER 2014 U.S. GAAP NET EARNINGS OF $0.83 PER DILUTED SHARE, OR $0.89 PER DILUTED SHARE EXCLUDING NON-COMPARABLE ITEMS

RAISES FULL YEAR NET SALES AND NET EARNINGS GUIDANCE

Auburn Hills, Michigan, July 31, 2014 – BorgWarner Inc. (NYSE: BWA) today reported second quarter 2014 U.S. GAAP net earnings of $0.83 per diluted share. Excluding non-comparable items, net earnings were $0.89 per diluted share. Net sales were $2,197 million in the quarter.

Second Quarter Highlights:

•	Net sales of $2,197 million, up 16% compared with second quarter 2013.

◦	Excluding the impact of foreign currencies and the Wahler acquisition, net sales were up 8% compared with second quarter 2013.

•	U.S. GAAP net earnings of $0.83 per diluted share.

◦	Excluding the $(0.06) per diluted share impact of restructuring activities, net earnings were $0.89 per diluted share, up 19% from second quarter 2013.

•	Operating income of $281 million.

◦	Excluding the $15 million pretax impact of restructuring activities, operating income was $296 million, or 13.5% of net sales.

Second Quarter Results: “The global adoption of our leading edge powertrain technology, combined with the recent Wahler acquisition, drove tremendous sales growth in the quarter, while operational efficiency boosted our results,” said James R. Verrier, President and Chief Executive Officer, BorgWarner. "Net sales grew 16% in the second quarter and operating income as a percentage of net sales, excluding non-comparable items, was 13.5%. A strong quarter for the company."

2014 Guidance: The company has an improved outlook for 2014. Net sales growth is now expected to be 13% to 15% compared with 2013, up from 12% to 15% previously. Operating income, as a percentage of net sales, is now expected to approach 13%, excluding non-comparable items. Previously, operating income, as a percentage of net sales, was expected to be 12.5% or better, excluding non-comparable items. The company is also raising its net earnings guidance to a range of $3.25 to $3.35 per diluted share from a previous range of $3.15 to $3.30 per diluted share. Both net earnings guidance ranges exclude non-comparable items.

Financial Results: Net sales were $2,197 million in second quarter 2014, up 16% from $1,894 million in second quarter 2013. Net earnings in the quarter were $190 million, or $0.83 per diluted share, compared with $174 million, or $0.75 per diluted share, in second quarter 2013. Second quarter 2014 net earnings included non-comparable items of $(0.06) per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results, and the most directly comparable U.S. GAAP measures. The impact of foreign currencies increased net sales by approximately $56 million and increased net earnings by approximately $0.02 per diluted share in second quarter 2014 compared with second quarter 2013.

For the first six months of 2014, net sales were $4,281 million, up 14% from $3,745 million in the first six months of 2013. Net earnings in the first six months of 2014 were $349 million, or $1.52 per diluted share, compared with $316 million, or $1.36 per diluted share, in the first six months of 2013. Net earnings in the first six months of 2014 included non-comparable items of $(0.19) per diluted share. Net earnings in the first six months of 2013 included net non-comparable items of $(0.04) per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results, and the most directly comparable U.S. GAAP measures. The impact of foreign currencies increased net sales by approximately $85 million and increased net earnings by approximately $0.02 per diluted share in the first six months of 2014 compared with the first six months of 2013.

The following table reconciles the company's non-U.S. GAAP measures included in the press release, which are provided for comparison with other results, and the most directly comparable U.S. GAAP measures:

Net earnings per diluted share*	Second Quarter		First Six Months
	2014	2013	2014	2013

Non – U.S. GAAP	$0.89	$0.75	$1.71	$1.40

Reconciliations:
Restructuring expense	(0.06)		(0.19)
Program termination agreement				(0.03)
Retirement related obligations				(0.02)
Tax adjustments				0.01

U.S. GAAP	$0.83	$0.75	$1.52	$1.36

* Reflects a two-for-one stock split effective December 16, 2013
[1] Column does not add due to rounding.

Net cash provided by operating activities was $326 million in the first six months of 2014 compared with $300 million in the first six months of 2013. Investments in capital expenditures, including tooling outlays, totaled $257 million in the first six months of 2014, compared with $195 million in the first six months of 2013. Balance sheet debt increased by $23 million and cash decreased by $168 million at the end of second quarter 2014 compared with the end of 2013. The $191 million increase in net debt was primarily due to capital expenditures and the Wahler acquisition. The company's net debt to net capital ratio was 10.9% at the end of second quarter 2014 compared with 7.2% at the end of 2013.

Engine Segment Results: Engine segment net sales were $1,498 million in second quarter 2014 compared with $1,288 million in second quarter 2013. Excluding the impact of foreign currencies and the Wahler acquisition, net sales were up 6% from the prior year's quarter, primarily due to higher sales of turbochargers and engine timing devices. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $242 million in second quarter 2014, up 10% from $220 million in second quarter 2013.

Drivetrain Segment Results: Drivetrain segment net sales were $709 million in second quarter 2014 compared with $614 million in second quarter 2013. Excluding the impact of foreign currencies, net sales were up 13% from the prior year’s quarter, primarily due to higher sales of all-wheel drive systems, traditional transmission components and dual clutch transmission modules. Adjusted EBIT was $89 million in second quarter 2014, up 49% from $60 million in second quarter 2013.

Recent Highlights:

•
BorgWarner began producing its electronically controlled Visctronic® fan drives at its new plant in Itatiba City, Brazil. The advanced technology provides efficient engine cooling as well as improved fuel economy and reduced emissions for trucks, buses and off-highway applications.

•
BorgWarner supplies a number of advanced technologies for winners of the 2014 World Car Awards, including the 2014 World Car of the Year (Audi A3), the 2014 World Luxury Car (Mercedes Benz S-Class) and the 2014 World Performance Car (Porsche 911 GT3). For 12 of the 15 finalists in all categories, including the winners noted above, BorgWarner provides one or more advanced technologies, such as variable cam timing systems, chain timing systems, turbochargers, EGR coolers and valves, thermostats, ignition coils, glow plug controllers, cabin heaters, friction plates and GenV all-wheel drive couplings.

•
BorgWarner’s next-generation HY-VO® chain drives transfer cases for the Lexus® GX and the Toyota Land Cruiser Prado, 4Runner, Tacoma and FJ Cruiser. Specifically engineered to reduce friction, the chain improves efficiency and helps increase fuel economy. BorgWarner produces HY-VO chain for these applications at its facility in Japan.

Recent Highlights (continued):

•
BorgWarner supplies its innovative Pressure Sensor Glow Plug (PSG) for Volkswagen’s all new diesel engines starting with the 1.4-liter version and then adding the 1.6-liter and 2.0-liter versions later this year. BorgWarner’s PSG combines a highly efficient glow plug with an integrated pressure sensor to improve engine efficiency. The sensor measures the rapidly changing cylinder pressure in the combustion chamber and reports the data to the engine control unit, establishing closed-loop control of engine pressure that allows the engine controller to continuously adapt fuel injection for each cylinder.

•
BorgWarner is producing multi-spark ignition coils for Daimler’s six- and eight-cylinder engines. Specially designed for gasoline direct-injection (GDI) engines running stratified combustion, BorgWarner’s compact multi-spark ignition coil technology enlarges the ignition zone for more controlled and optimized combustion, improved fuel economy and reduced emissions.

At 9:30 a.m. ET today, a brief conference call concerning second quarter 2014 results will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for powertrains around the world. Operating manufacturing and technical facilities in 60 locations in 19 countries, the company delivers innovative powertrain solutions to improve fuel economy, reduce emissions and enhance performance. For more information, please visit borgwarner.com.

# # #

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook,” "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update any forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales	$2,197.0	$1,893.9	$4,281.1	$3,745.0
Cost of sales	1,724.2	1,497.3	3,362.5	2,973.7
Gross profit	472.8	396.6	918.6	771.3

Selling, general and administrative expenses	181.2	155.6	355.0	314.9
Other expense (income), net	11.0	(2.4)	49.8	14.5
Operating income	280.6	243.4	513.8	441.9

Equity in affiliates’ earnings, net of tax	(12.2)	(11.1)	(21.0)	(20.8)
Interest income	(1.4)	(1.0)	(2.9)	(2.0)
Interest expense and finance charges	9.0	8.8	17.2	18.5
Earnings before income taxes and noncontrolling interest	285.2	246.7	520.5	446.2

Provision for income taxes	85.3	66.6	153.4	117.5
Net earnings	199.9	180.1	367.1	328.7

Net earnings attributable to the noncontrolling interest, net of tax	9.7	6.0	17.8	12.6
Net earnings attributable to BorgWarner Inc.	$190.2	$174.1	$349.3	$316.1

Earnings per share — diluted	$0.83	$0.75	$1.52	$1.36

Weighted average shares outstanding — diluted	229.670	232.202	229.499	232.666

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Capital expenditures, including tooling outlays	$131.1	$107.4	$257.3	$194.8

Depreciation and amortization:
Fixed assets and tooling	$77.3	$69.3	$151.4	$137.5
Intangible assets and other	7.8	6.7	13.8	13.4
	$85.1	$76.0	$165.2	$150.9

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Engine	$1,497.5	$1,288.3	$2,909.6	$2,545.8
Drivetrain	708.7	613.5	1,389.4	1,214.9
Inter-segment eliminations	(9.2)	(7.9)	(17.9)	(15.7)
Net sales	$2,197.0	$1,893.9	$4,281.1	$3,745.0

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Engine	$241.7	$220.3	$473.4	$422.6
Drivetrain	89.1	59.8	169.6	115.8
Adjusted EBIT	330.8	280.1	643.0	538.4
Restructuring expense	15.0	—	54.5	—
Program termination agreement	—	—	—	11.3
Retirement related obligations	—	—	—	5.9
Corporate, including equity in affiliates' earnings and stock-based compensation	23.0	25.6	53.7	58.5
Interest income	(1.4)	(1.0)	(2.9)	(2.0)
Interest expense and finance charges	9.0	8.8	17.2	18.5
Earnings before income taxes and noncontrolling interest	285.2	246.7	520.5	446.2
Provision for income taxes	85.3	66.6	153.4	117.5
Net earnings	199.9	180.1	367.1	328.7
Net earnings attributable to the noncontrolling interest, net of tax	9.7	6.0	17.8	12.6
Net earnings attributable to BorgWarner Inc.	$190.2	$174.1	$349.3	$316.1

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	June 30, 2014	December 31, 2013
Assets

Cash	$771.4	$939.5
Receivables, net	1,571.7	1,248.5
Inventories, net	528.0	458.1
Other current assets	166.2	152.4
Total current assets	3,037.3	2,798.5

Property, plant and equipment, net	2,089.3	1,939.4
Other non-current assets	2,330.4	2,179.1
Total assets	$7,457.0	$6,917.0

Liabilities and Equity

Notes payable and other short-term debt	$541.1	$201.6
Accounts payable and accrued expenses	1,622.0	1,383.8
Income taxes payable	7.6	38.5
Total current liabilities	2,170.7	1,623.9

Long-term debt	704.2	1,021.0
Other non-current liabilities	688.4	639.7

Total BorgWarner Inc. stockholders’ equity	3,828.8	3,560.6
Noncontrolling interest	64.9	71.8
Total equity	3,893.7	3,632.4
Total liabilities and equity	$7,457.0	$6,917.0

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Six Months Ended June 30,
	2014	2013
Operating
Net earnings	$367.1	$328.7
Non-cash charges (credits) to operations:
Depreciation and amortization	165.2	150.9
Restructuring expense, net of cash paid	38.9	—
Deferred income tax provision (benefit)	37.6	(10.3)
Other non-cash items	(5.0)	(3.6)
Net earnings adjusted for non-cash charges to operations	603.8	465.7
Changes in assets and liabilities	(277.6)	(165.7)
Net cash provided by operating activities	326.2	300.0

Investing
Capital expenditures, including tooling outlays	(257.3)	(194.8)
Net proceeds from asset disposals	2.0	15.7
Payments for business acquired, net of cash acquired	(106.4)	—
Net cash used in investing activities	(361.7)	(179.1)

Financing
Net increase in notes payable	304.5	77.4
Additions to long-term debt, net of debt issuance costs	97.8	165.7
Repayments of long-term debt, including current portion	(420.2)	(76.8)
Payments for purchase of treasury stock	(25.0)	(150.5)
Proceeds from stock options exercised, including the tax benefit	12.8	20.0
Taxes paid on employees' restricted stock award vestings	(23.4)	(29.0)
Dividends paid to BorgWarner stockholders	(56.8)	—
Dividends paid to noncontrolling stockholders	(18.8)	(9.0)
Net cash used in financing activities	(129.1)	(2.2)

Effect of exchange rate changes on cash	(3.5)	(17.4)

Net (decrease) increase in cash	(168.1)	101.3

Cash at beginning of year	939.5	715.7
Cash at end of period	$771.4	$817.0